                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13D-1 (b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1 )*


                           BioTransplant Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    09066Y107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 20 Pages

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                     Page 2 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    HealthCare Ventures II, L.P.
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |    Delaware
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   1,570,886
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   1,570,886
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   1,570,886
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   18.2%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                     Page 3 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    HealthCare Partners II, L.P.
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |    Delaware
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   1,570,886
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   1,570,886
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   1,570,886
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   18.2%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                     Page 4 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    HealthCare Ventures III, L.P.
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |         Delaware
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   874,539
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   874,539
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   874,539
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   10.1%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                     Page 5 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    HealthCare Partners III, L.P.
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |    Delaware
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   874,539
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   874,539
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   874,539
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   10.1%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                     Page 6 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    HealthCare Ventures IV, L.P.
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |    Delaware
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   258,075
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   258,075
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   258,075
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   3.0%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                     Page 7 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    HealthCare Partners IV, L.P.
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |    Delaware
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   258,075
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   258,075
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   258,075
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   3.0%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   PN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                     Page 8 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    James H. Cavanaugh, Ph.D.
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |    United States
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   2,703,500
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,703,500
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   2,703,500
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   31.0%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   IN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                     Page 9 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    Harold R. Werner
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |    United States
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   2,703,500
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,703,500
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   2,703,500
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   31.0%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   IN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                    Page 10 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    William Crouse
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |    United States
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   2,703,500
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,703,500
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   2,703,500
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   31.0%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   IN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                    Page 11 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    John W. Littlechild
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |    United States
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   2,703,500
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   2,703,500
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   2,703,500
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   31.0%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   IN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

_______________________________________________________________________________

CUSIP No.  09066Y107                 13G                    Page 12 of 20 Pages
_______________________________________________________________________________
       |
    1  |    NAME OF REPORTING PERSON
       |    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       |
       |    Mark Leschly
_______|_______________________________________________________________________
       |
    2  |    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
       |                                                         (b)  [ ]
_______|_______________________________________________________________________
       |
    3  |    SEC USE ONLY
_______|_______________________________________________________________________
       |
    4  |    CITIZENSHIP OR PLACE OF ORGANIZATION
       |    United States
_______|________________________________________________________________________
               |     |
  NUMBER OF    |  5  |   SOLE VOTING POWER
   SHARES      |     |
BENEFICIALLY   |_____|________________________________________________________
  OWNED BY     |     |
   EACH        |  6  |   SHARED VOTING POWER
 REPORTING     |     |   1,132,614
PERSON WITH    |_____|________________________________________________________
               |     |
               |  7  |   SOLE DISPOSITIVE POWER
               |     |
               |_____|________________________________________________________
               |     |
               |  8  |   SHARED DISPOSITIVE POWER
               |     |   1,132,614
_______________|_____|_________________________________________________________
       |
    9  |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       |   1,132,614
_______|_______________________________________________________________________
       |
   10  |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       |   CERTAIN SHARES*                                             [ ]
_______|_______________________________________________________________________
       |
   11  |   PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       |   13.8%
_______|_______________________________________________________________________
       |
   12  |   TYPE OF REPORTING PERSON*
       |   IN
_______|_______________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 13 of 20 Pages

Item 1.

         (a)      Name of Issuer:

                  BioTransplant Incorporated

         (b)      Address of Issuer's Principal Executive Offices:

                  Charlestown Navy Yard, Building 75, Third Avenue Charlestown, Massachusetts 02129

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly(1). See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(2)

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV and Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild and Leschly is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV II, HCP II, HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are each United States citizens.

---------------

         (1) Mr. Leschly became a general partner of each of HCP III and HCP IV effective January 1, 1998.

         (2) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP II, which is the general partner of HCV II, and Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are general partners of each of HCP III and HCP IV, the general partner of each of HCV III and HCV IV, respectively, the record holder of Issuer's securities.

                                                             Page 14 of 20 Pages

         (d)      Title of Class of Securities:

                  Common Stock, par value $.01 ("Shares").

         (e)      CUSIP Number:

                  09066Y107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1997: HCV II and HCP II beneficially owned 1,570,886 Shares of Issuer's Securities, consisting of 1,492,009 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 78,877 Shares of Issuers Common Stock; HCV III and HCP III beneficially owned 874,539 Shares of Issuer's Securities, consisting of 774,834 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 99,705 Shares of Issuer's Common Stock; HCV IV and HCP IV beneficially owned 258,075 Shares of Issuer's Securities, consisting of 228,504 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 29,571 Shares of Issuer's Common Stock; Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse beneficially owned 2,703,500 Shares of Issuer's Securities, consisting of 2,495,347 Shares of Common Stock and immediately exercisable warrants to purchase 208,153 Shares of Issuer's Common Stock; and Mr. Leschly beneficially owned 1,132,614 Shares of Issuer's Securities, consisting of 1,003,338 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 129,276 Shares of Issuer's Common Stock.

         (b)      Percent of Class:

                  As of December 31, 1997: the 1,570,886 Shares of Issuer's Securities beneficially owned by HCV II and HCP II constitute 18.2% of Issuer's Shares outstanding; the 874,539 Shares of Issuer's Securities beneficially owned by HCV III and HCP III constitute 10.1% of the Issuer's Shares outstanding; the 258,075 Shares of Issuer's Securities beneficially owned by HCV IV and HCP IV constitute 3.0% of Issuer's Shares outstanding; the 2,703,500 Shares of Issuer's Securities beneficially owned by Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse constitute 31.0% of Issuer's Shares outstanding; and the 1,519,503 Shares of Issuer's Securities beneficially owned by Mr. Leschly constitute 13.0% of Issuer's Shares outstanding.

                                                             Page 15 of 20 Pages

         (c) Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Inapplicable

                  (ii) shared power to vote or to direct the vote: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild, and Crouse share the power to vote or direct the vote of those Shares owned by HCV II.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those Shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those Shares owned by HCV IV.

                  (iii) sole power to dispose or to direct the disposition of:

                           Inapplicable

                  (iv) shared power to dispose of or to direct the disposition of: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV II.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those Shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

Item 5.  Ownership of Five Percent or less of a Class:

         Inapplicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Inapplicable.

                                                             Page 16 of 20 Pages

Item 8.  Identification and Classification of Members of the Group:

         Inapplicable.

Item 9.  Notice of Dissolution of Group:

         Inapplicable.

Item 10. Certification:

         Inapplicable.

                                                             Page 17 of 20 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998                        HealthCare Ventures II, L.P.,
             Princeton, New Jersey               by its General Partner, HealthCare Partners II, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        HealthCare Partners II, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        HealthCare Ventures III, L.P.,
             Princeton, New Jersey               by its General Partner, HealthCare Partners III, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        HealthCare Partners III, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        HealthCare Ventures IV, L.P.,
             Princeton, New Jersey               by its General Partner, HealthCare Partners IV, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        HealthCare Partners IV, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
              Princeton, New Jersey                  ---------------------------
                                                      James H. Cavanaugh, Ph.D.

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
             Princeton, New Jersey                   ---------------------------
                                                          Harold R. Werner


                                                             Page 18 of 20 Pages



Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
           Cambridge, Massachusetts                  ---------------------------
                                                        John W. Littlechild

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
              Princeton, New Jersey                  ---------------------------
                                                        William Crouse

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
             Cambridge, Massachusetts                ---------------------------
                                                        Mark Leschly


                                                             Page 19 of 20 Pages

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of BioTransplant Incorporated and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.



Dated:  February 10, 1998                        HealthCare Ventures II, L.P.,
             Princeton, New Jersey               by its General Partner, HealthCare Partners II, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        HealthCare Partners II, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        HealthCare Ventures III, L.P.,
             Princeton, New Jersey               by its General Partner, HealthCare Partners III, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        HealthCare Partners III, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                     A General Partner

Dated:  February 10, 1998                        HealthCare Ventures IV, L.P.,
             Princeton, New Jersey               by its General Partner, HealthCare Partners IV, L.P.

                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        HealthCare Partners IV, L.P.
             Princeton, New Jersey
                                                 By: /s/ Jeffrey Steinberg
                                                     ---------------------------
                                                         A General Partner

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
              Princeton, New Jersey                  ---------------------------
                                                       James H. Cavanaugh, Ph.D.

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
              Princeton, New Jersey                  ---------------------------
                                                        Harold R. Werner


                                                             Page 20 of 20 Pages


Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
            Cambridge, Massachusetts                 ---------------------------
                                                        John W. Littlechild

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
             Princeton, New Jersey                   ---------------------------
                                                        William Crouse

Dated:  February 10, 1998                        By: /s/ Jeffrey Steinberg
               Cambridge, Massachusetts              ---------------------------
                                                        Mark Leschly
